EXHIBIT 10.4




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                           CONVERTIBLE PROMISSORY NOTE


Lender:     Frank Bingham
            1954 S. Lafayette St.
            Denver, CO 80210

Borrower:         Natural Resource Group, Inc.
            1789 W. Littleton Blvd.
            Littleton, CO 80120

 Principal Amount: $70,000.00

 Date of Issuance: May 18, 2012

 Maturity Date: May 31, 2014

1. Principal and Interest.

     1.1 Principal Draws. The Principal Amount is made available by Lender to Borrower in two draws. The initial draw extended upon issuance of this
          Note is $35,000. One additional draw of $35,000 shall be made available to Borrower on or before May 31, 2012

     1.2 Promise to Repay. Borrower hereby promises to repay to the order of Lender the Principal drawn pursuant to paragraph 1.1 at the place and in the manner hereinafter provided, together with interest thereon at the rates described below, and any and all other amounts which may be due and payable hereunder.

     1.3 Maturity Date. This Note shall mature, and all sums remaining due hereunder shall be due and payable in full, on the Maturity Date set forth above.

     1.4 Interest. Interest on the Principal shall accrue at a rate of 10% per annum on principal sums drawn by Borrower.

     1.5 Interest Payment. Borrower shall pay to Lender the interest described in paragraph 1.4, above, monthly. All interest accrued through the last day of each month shall be paid by Borrower and delivered to Lender not later than the 5th day of the following month.

     1.6 Place of Payment The Principal and Interest shall be payable at the address of Lender set forth at the head of this Note. Lender may by written notice to Borrower designate a different place of payment.

     1.7 Principal Payment. The entire principal balance shall be due at the Maturity Date.

     1.8 Surrender Upon Payment. Upon payment in full of the Principal and Interest hereunder this Note shall be surrendered by Lender to Borrower for cancelation.

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     2.   Purpose. The purpose of this extension of credit is to provide funding for Borrower's development operations in the Garcia Field, Las Animas County, Colorado. Borrower shall use the funds provided for in this Note to advance the operations in the Garcia Field. Such operations shall be conducted in the sole discretion of the Borrower, acting in good faith. Borrower makes no guarantee of any kind about the success or failure of any such operations.

     3. Security. Borrower hereby grants to Lender, and this Note shall be secured by, a second priority Deed of Trust, Mortgage and Security Agreement, together with UCC financing statements, covering the Oil and Gas Leases described in Exhibit "A" attached hereto, together with the wells, casing, piping, pumps, motors, jacks, tanks, gathering lines, pipe lines and all other oil and gas field equipment located thereon and used in connection therewith, and the oil and gas produced therefrom, whether now owned or hereafter acquired, additions and accessions thereto, the proceeds therefrom and products thereof. Further, Borrower hereby grants to Lender, and this Note shall be secured by, a first priority Deed of Trust, Mortgage and Security Agreement, covering the assets listed on Exhibit B. Collectively the assets described above and listed on Exhibits A and B shall be referred to as the "Collateral". The Parties understand and agree that the security shall not include any property or assets of Borrower except for the Collateral. In the event of any sale by Borrower of the Collateral, or Borrower's working interest in the Collateral, the Deed of Trust, Mortgage and Security Agreement shall continue in force and remain a lien against the Collateral, unless this Note is paid and discharged in full. The Parties hereby agree that the proceeds from any such sale shall be due to Lender in (a) an amount sufficient to satisfy all Principal, Interest and such other sums as may be due Lender as hereinafter provided, or (b) the entire amount of the sale, whichever is less. It is the Parties intent that this Note and the Deed of Trust, Mortgage and Security Agreement shall be binding upon any successor or assign of Borrower with respect to the Collateral.

     4. Election to Convert. Lender shall have the right, at any point during the life of this Note, to convert the then remaining Principal balance to (a) a 2% Working Interest in the Collateral, or (b) 70,000 shares of Common Stock in Natural Resource Group, Inc. Lender shall make such election by giving written notice to Borrower. Within ten (10) days of receiving such notice, Borrower shall execute and deliver to Lender, all necessary documents and assignments to effect Lender's election. Upon conversion to a working interest owner, the Lender agrees to become a party to any existing Operating or Accounting agreements which apply to the Collateral. If no such Operating or Accounting agreements exist, the parties shall enter in a Joint Operating
          Agreement designating Assignor (its successors or assigns) as "Operator" for the mutual interest of the working interest owners, such Operating Agreement to be substantially in the form of the then most recent version of AAPL Form 610 Joint Operating Agreement with COP AS Accounting Procedures for Onshore Operations. Interest shall continue to accrue (payable monthly by Borrower as herein provided) until: (i) the Joint Operating Agreement is executed, and the first day of the month within which Borrower has delivered and recorded a good and sufficient Assignment and Bill of Sale to the 2% working interest and such Assignment and Bill of Sale is made effective (i.e., Lender entitled to its proportionate share of revenue, subject to its share of operating expense). In the event the election to convert is made by Lender at a time when less than the Principal Amount ($70,000) is due and owing, then the working interest into which Lender shall convert shall be reduced proportionately (e.g., if the Principal amount then outstanding is $35,000, then Lender shall be entitled to convert into a 1% working interest).

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     5.   Event of Default.  The  occurrence of any one or more of the following events shall constitute an Event of Default:

               a. Borrower fails make any payment of Interest or Principal due hereunder, and such failure shall remain unremedied for a period of five (5) business days; and

               b. Lender shall fail to timely advance funds pursuant to the terms of this Note, unless Borrower has failed to conform to the purposes of this Note.

     6. Prepayment. Borrower may prepay the Note at any time prior to the Maturity Date, in whole or in part, without any penalty or fee of any sort. Prior to prepaying the Note, Borrower shall give written notice to Lender of its intent to prepay. Upon receiving such notice, Lender shall have ten (10) days to provide Borrower with written notice of its intent to convert the Principal to a working interest as provided in paragraph 4, above. If Lender does not send written notice of its election to convert, then Lender's right to convert shall expire and Borrower may terminate the Note by repaying the Principal.

     7. Failure to Pay on or Before the Maturity Date. If Borrower fails to pay the Principal due on this Note contemporaneously with or prior to the Maturity Date, and such failure is not remedied within 30 days, the following shall apply:

               a. Lender shall be entitled to seek and obtain an order appointing Receiver of the Collateral for purposes of protecting, preserving, operating and maintaining the Collateral.

               b. Lender shall have a Power of Sale concerning all of the Collateral. Power of sale shall mean that Lender shall have the right to sell and convey all or part of Borrower's working interest in the Collateral. Lender shall endeavor in good faith to obtain market value for Borrower's working interest in the Collateral, but if the sale is conducted by judicial means (judicial foreclosure, receiver's sale, or other proceedings before a Court of competent jurisdiction) the sole procedures authorized by such Court shall be deemed to satisfy the Lender's obligations under the preceding sentence. Lender shall apply the proceeds of any sale to the Principal and Interest on this Note, as well as the costs of any sale (subject to the limitations on attorney's fees set forth in paragraph S, below). Any remaining proceeds from the sale after satisfaction of Principal, Interest and costs shall be tendered to Borrower. Any deficiency shall remain due from Borrower.

               c. As an alternative to the remedy described in such paragraph 7b, above, Lender shall have the right to the assignment of 5% of Borrower's ownership interest in the Collateral. This right may be enforced by specific performance in a court of law. Such 5% ownership interest shall be assigned to Lender by good and sufficient Assignment and Bill of Sale, and the parties shall enter into a mutually acceptable Joint Operating Agreement and COP AS accounting procedures (as provided in paragraph 4, above) naming a mutually acceptable operator. Upon the assignment of 5% of its ownership interest in the Collateral by Borrower to Lender, this Note shall terminate, and Borrower shall have no further obligation to Lender. Lender may exercise the right described in this paragraph by sending written notice to

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                    Borrower of such intent to  exercise.  Upon  receiving  such notice Borrower shall assign the interest to Lender within ten (10) business days.

               d. The remedies provided for in subparagraphs b. and c, above are mutually exclusive.

     8. Attorney's Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership, other judicial proceedings, or by exercise of the Power of Sale, or if this Note is placed in the hands of a collection agency, Borrower agrees to pay. In addition to the Principal and Interest, reasonable collection and attorney's fees and costs, not to exceed $20,000, incurred in collection by Lender. The limitation on attorney's fees shall not apply if it is determined by a Court of competent jurisdiction that any defenses, objections or other legal obstacles to Lender's enforcement of this Note, and the remedies provided for herein, were pled and asserted by, or on behalf of. Borrower in bad faith or for the purpose of hindering and delaying enforcement without just cause or excuse.

     9. Waiver. Borrower waives presentment, demand and notice of dishonor and protest with respect to this Note.


     IN WITNESS WHEREOF, Natural Resource Group. Inc. has caused this Note to be executed in its corporate name and this Note to be dated, issued and delivered, all on the date first written above.

Borrower                                        Lender

NATURAL RESOURCE GROUP, INC.                    FRANK BINGHAM


/s/ Brian Hedberg                              /s/ Frank Bingham
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By: Brian Hedberg - General Counsel            Frank Bingham

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